                                       EXHIBIT 99.1

Post Office Box 787 Lebanon, Tennessee 37088-0787 Phone 615.443.9869

Investor Contact: Lawrence E. White
                                Senior Vice President/Finance
                               and Chief Financial Officer
                               (615) 443-9869

Media Contact:   Julie K. Davis
                               Director Corporate Communications
                               (615) 443-9266

CBRL GROUP, INC. REPORTS APRIL COMPARABLE STORE SALES

LEBANON, Tenn. (May 2, 2006) -- CBRL Group, Inc. (the “Company”) (Nasdaq: CBRL) today reported comparable store sales for its Cracker Barrel Old Country Store® (“Cracker Barrel”) restaurants and gift shops for the five-week period ending Friday, April 28, 2006:

•	Comparable store restaurant sales in fiscal April were down 2.7%, with an approximately 0.1% lower average check, including approximately 0.8% higher average menu pricing, and
•	Comparable store retail sales in April were up 5.2%.

The Company noted that comparable sales in fiscal April were favorably affected by a shift in the timing of Easter because the pre-holiday period, which includes benefits to sales from travel and holiday-related retail purchases, fell into fiscal April this year compared with fiscal March last year. The Company estimated that Cracker Barrel’s comparable store sales in fiscal April benefited by approximately 0.5-1% in restaurant sales and 6.5-7.5% in retail sales as a result of this shift. The Company also noted that comparable store retail sales increased by approximately 3-3.5% as a result of a stronger Porch Sale clearance event this year, including the impact of an additional day.

On March 17, 2006, the Company announced its intention to divest itself of its wholly-owned Logan’s Roadhouse, Inc. (“Logan’s”) subsidiary. In accordance with certain requirements of federal securities laws, the Company has discontinued reporting of Logan’s sales results.

Headquartered in Lebanon, Tennessee, CBRL Group, Inc. presently operates 539 Cracker Barrel Old Country Store restaurants and gift shops located in 41 states and 135 company-operated and 25 franchised Logan’s Roadhouse® restaurants in 20 states.

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